EXHIBIT 10.2

AMENDMENT NO. 6 TO THE AMENDED AND RESTATED WHOLESALE FINANCING PLAN

This Amendment No. 6 to the Amended and Restated Wholesale Financing Plan (the “Amendment”) is entered into effective as of September 1, 2017 by and between Titan Machinery, Inc., (“Debtor”) and DLL Finance LLC (f.k.a. Agricredit Acceptance LLC) (“Secured Party”) (each a “Party” and collectively the “Parties”).
Debtor and Agricredit Acceptance LLC, as predecessor in interest to Secured Party, entered into the Amended and Restated Wholesale Financing Plan dated October 31, 2013, as amended by Amendment No. 1 to the Amended and Restated Wholesale Financing Plan dated April 1, 2015, Amendment No. 2 to the Amended and Restated Wholesale Financing Plan dated September 1, 2015, Amendment No. 3 to the Amended and Restated Wholesale Financing Plan dated April 1, 2016, Amendment No. 4 to the Amended and Restated Wholesale Financing Plan dated August 31, 2016, and Amendment No. 5 to the Amended and Restated Wholesale Financing Plan dated February 15, 2017 (as amended, the “Agreement”), and Debtor and Secured Party now desire to further amend the Agreement as set forth below.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
Integration. Except as amended herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

2.	Amendment. The Agreement shall be amended as follows:

a.
The Total Amount of Uncommitted Credit Facility at Approval, as indicated on the first page of the Agreement, shall be deleted and replaced with Thirty Million Dollars ($30,000,000.00). Debtor waives receipt of written notice from Secured Party regarding the foregoing.

b.	Subsection (b)(1), titled “Standard Rate” of Section 6 titled “Payment Terms” is hereby deleted in its entirety and replaced with the following:

1.
Standard Rate. All accrued and unpaid interest is due and payable on the 25th of each month according to the following schedule: Unless otherwise announced by Secured Party, interest will accrue on the principal balance of all outstanding balances due hereunder from the date of the Dealer Wholesale Funding Request applicable to such Inventory and shall thereafter accrue on the unpaid balance at an annual rate (the “Standard Rate”), which for any particular month, shall be equal to the LIBOR Rate in effect for the first day of such month, plus 3.50%. Secured Party reserves the right to adjust the interest rate upon notice to Debtor, including, without limitation, in the event the use of the LIBOR Rate is suspended as provided herein.

As used herein, the “LIBOR Rate” for any particular month means the highest per annum rate of interest described as the “90 Day” or “Three month”, “London interbank offered rate” as published in the “Money Rates” section of the Wall Street Journal – Central Edition or its successor, in effect on the 25th day of the previous calendar month (if it is a Business day, if not, the next Business Day), which rate shall apply throughout the applicable calendar month. For example, if on July 25 (assuming it is a Business Day), the LIBOR Rate is 3%, 3% will be used as the LIBOR Rate for the entire month of August.

c.	Section 8 titled “Rental and Rental for Purchase” is hereby deleted in its entirety and replaced with the following:

8.	RENTAL AND RENTAL FOR PURCHASE. In its sole discretion, Secured Party may agree to allow Debtor to rent eligible inventory financed hereunder. In such event, notwithstanding

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anything to the contrary contained in the ISA, so long as Debtor complies with the provisions of this Section and utilizes written leases in a form approved by Secured Party, Debtor, as lessor, may engage in the business of renting any unit which (i) is financed by Secured Party under this Agreement, (ii) is no more than five (5) years old, measured from the manufacturer’s original invoice date for new equipment and Debtor’s acquisition date for used equipment, and (iii) has no more than 5,000 hours of usage (if hours are determinable for the unit). Any eligible inventory financed by Secured Party under this Section 8 shall be funded at the lesser amount of (i) Debtor’s net book value and (ii) the fair market value for such unit published on Equipment Watch (https://equipmentwatch.com) or, if the unit is not published on Equipment Watch, the fair market value as determined by DLL in its sole discretion. Unless Secured Party gives its prior written consent, Debtor agrees not to rent a unit to a particular end user for a term of more than twelve (12) months, taking into account renewal clauses or other covenants to the same effect. Upon Secured Party’s request, Debtor shall inform Secured Party of the details of any rental hereunder, including a description thereof, the name and address of the renter, as well as details concerning the rented units and the rentals and proceeds thereof. The minimum amount of Rents (“Minimum Rents”) to be paid every month by Debtor to Secured Party derived from any lease of said unit during any single rental period shall be an amount which is equal to 1.67% of the original amount financed by Secured Party with respect to said unit. All Rents paid to the Secured Party pursuant to this section are intended to be applied to the principal amount of indebtedness owed by Debtor to Secured Party under this Agreement but may be applied, in the Secured Party’s sole discretion, to interest or curtailments due or to come due. Notwithstanding anything to the contrary contained in this Agreement, all principal and interest due on units rented under this Section shall be due and payable to Secured Party in full in the 60th month following the date that such units are financed by Secured Party. In the event such payments as applied to any such curtailment are in an amount which is less than the amount required to prepay such curtailment in full, then the balance of said curtailment shall be due and payable as originally scheduled.

d.	Section 9 titled “Marketing Pool” is hereby deleted in its entirety and replaced with the following:

9.
NON-UTILIZATION FEE. In addition to Debtor’s obligations, representations and warranties hereunder, Debtor shall pay to Secured Party a non-utilization fee equal to 0.15% of the total amount of uncommitted credit facility for the prior month, minus the average daily outstanding principal balance for the prior month (the “Non-Utilization Fee”). Secured Party will invoice the Non-Utilization Fee on a monthly basis. The Non-Utilization Fee shall be due and payable to Secured Party within fifteen (15) days of Debtor’s receipt of Secured Party’s invoice.

3.
Miscellaneous. This Amendment may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This Amendment constitutes the final agreement between the Parties and is the exclusive expression of the Parties’ agreement on the matters contained herein. All earlier and contemporaneous negotiations and agreements between the Parties on the matters contained herein are expressly merged into and superseded by this Amendment. Any modification or additions to the terms of this Amendment must be in a written agreement identified as an amendment and executed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date set forth above.
Titan Machinery, Inc.		DLL Finance LLC At: 8001 Birchwood Court, Johnston, IA 50131
Debtor
/s/ Mark Kalvoda		/s/ Douglas Kunert
Authorized Signature		Authorized Signature
Mark Kalvoda, CFO	8/30/2017	Douglas Kunert, Vice President	8/30/2017
Print Name & Title	Date	Print Name & Title	Date

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